EXHIBIT 10.10

SUMMARY SHEET OF DIRECTOR FEES AND EXECUTIVE OFFICER COMPENSATION

I. Director Compensation

Effective January 1, 2007, each non-employee member of the Board of Directors (the “Board”), as compensation for their service as directors of The Providence Service Corporation (the “Company”), receives a $50,000 annual stipend, except for the Audit Committee Chair who receives an $80,000 annual stipend, the Lead Director who receives a $75,000 annual stipend, and the Chairs of the Compensation Committee and Nominating and Corporate Governance Committee who each receive $60,000 annual stipends. Payment of the annual stipends is made on a monthly basis following each month of service.

Each non-employee member then serving on the first business day of each January receives 2,000 shares of restricted stock, and a ten year option to purchase 10,000 shares of the Company’s common stock under the Company’s 2006 Long-Term Incentive Plan with an exercise price equal to the closing market price of the Company’s common stock on the date of grant. All awards vest in three equal installments on the first, second and third anniversaries of the date of grant.

II. Executive Compensation

Base Salaries

The following table sets forth current base salaries of the Company’s CEO and each of the executive officers who were named in the Summary Compensation Table in the Company’s definitive proxy statement filed with the SEC on April 24, 2006 and each executive officer expected to be named in the Summary Compensation Table in the Company’s definitive proxy statement to be filed with the SEC with respect to the Company’s 2007 annual stockholders meeting (the “Named Executive Officers”).

Name	Title	Base Salary
Fletcher Jay McCusker	Chief Executive Officer	$300,000
Craig A. Norris	Chief Operating Officer	265,000
Michael N. Deitch	Chief Financial Officer	245,000
Fred D. Furman	Executive Vice President and General Counsel	245,000
William Boyd Dover (1)	President	190,000
Mary J. Shea (2)	Executive Vice President of Program Services	185,000

(1)	Mr. Dover’s salary was reduced from $190,000 to $120,000, effective April 1, 2006 pursuant to his impending resignation as the Company’s President effective July 1, 2006. On July 1, 2006, Mr. Dover relinquished his position as the Company’s President.
(2)	Ms. Shea is expected to be named in the Summary Compensation Table in the Company’s definitive proxy statement to be filed with the SEC with respect to the Company’s 2007 annual stockholders meeting.

Bonuses

Annual Incentive Compensation Plan

Each Named Executive Officer was eligible to receive a bonus under the Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan was designed as a team bonus and would have been triggered if the Company had met or exceeded its budgeted net income and earnings per share for fiscal 2006 (calculated after giving effect to any bonuses accrued under the Annual Incentive Compensation Plan and the Quarterly Incentive Bonus Plan). Individuals of the bonus team were eligible to receive a cash bonus as follows: (1) if net income and earnings per share would have exceeded budgeted target amounts by 1% to 5%, the cash bonus payable to each individual would have been 25% of the individual’s 2006 base salary; and (2) if net income and earnings per share would have exceeded budgeted target amounts by more than 5%, the cash bonus payable to each individual would have been 50% of the individual’s 2006 base salary. No bonuses were awarded to any Named Executive Officer in 2006 under this plan.

Quarterly Incentive Bonus Plan

Each Named Executive Officer is eligible to receive a bonus under the Quarterly Incentive Bonus Plan. The Quarterly Incentive Bonus Plan is designed as a team bonus and is triggered if the Company meets or exceeds its budgeted net income and earnings per share for each quarter during the Company’s fiscal year (calculated after giving effect to any bonuses accrued under the Quarterly Incentive Bonus Plan and the Annual Incentive Compensation Plan). Individuals of the bonus team are eligible to receive a cash bonus of $5,000 for each quarter the bonus is triggered under the Quarterly Incentive Bonus Plan. The total annual amount each individual of the bonus team may receive under the Quarterly Incentive Bonus Plan is $20,000. For 2006, each Named Executive Officer received $10,000 under this plan.

In addition to amounts paid under the Quarterly Incentive Bonus Plan, Messrs. Deitch, Furman and Norris each received a cash bonus of $5,000 on April 28, 2006 in recognition of their individual performance related to the Company’s underwritten follow-on offering of its common stock completed in April 2006.

Participation in Stock Option Plan and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in the Company’s 2006 Long-Term Incentive Plan;

•	Participate in certain group life, health, medical and other non-cash benefits generally available to all salaried employees; and

•	Participate in certain health and dental benefits for their family and disability benefits, which are not available to all salaried employees.

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